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Exhibit 21.1

List of Subsidiaries of
KYTHERA Biopharmaceuticals, Inc.

Jurisdiction of Incorporation or Organization
Kythera Biopharmaceuticals (Europe) Ltd.	United Kingdom
Kythera Biopharmaceuticals Australia Pty. Ltd.	Australia
Kythera Holdings Ltd.	Bermuda

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  Exhibit 21.1
List of Subsidiaries of KYTHERA Biopharmaceuticals, Inc.